Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No. 333-222853 and No. 333-226779) on Form S-3 of our report dated March 13, 2020 relating to the financial statements of Boston Omaha Corporation and its subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2019.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

March 13, 2020